Exhibit 99.1
Kaiser Aluminum Announces Initial Quarterly Dividend Payment
FOOTHILL RANCH, Calif. — June 27, 2007 — Kaiser Aluminum (NASDAQ:KALU) today announced that its Board of Directors has declared an initial quarterly cash dividend payment of $0.18 per share on the company’s outstanding common stock. This initial dividend will be payable on August 17, 2007 to shareholders of record at the close of business on July 27, 2007.
“We are pleased that our shareholders will be able to participate more directly in the company’s profits through this cash dividend,” said Jack A. Hockema, chairman, president and CEO of Kaiser Aluminum. “With confidence in our financial strength, Kaiser’s board is comfortable introducing a dividend while continuing to pursue significant investments in initiatives for the long-term growth of the company. Additionally, we believe a dividend will allow our stock to be attractive to a broader range of investors.”
Kaiser Aluminum is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America and produces more than 500 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar and tube. For more information, please visit www.kaiseraluminum.com.
F-107x
Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the effectiveness of management’s strategies and decisions; (b) adverse changes in economic or aluminum industry conditions generally; (c) adverse changes in the markets served by the company, including the aerospace, defense, general engineering, automotive, distribution and other markets; (d) the company’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; (e) the impact of the company’s future earnings, financial condition, capital requirements and other factors on its ability to pay future dividends and any decision by the company’s board of directors in that regard; and (f) the other risk factors summarized in the company’s Form 10-K for the year ended December 31, 2006 and other reports filed with the Securities and Exchange Commission.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact :
Geoff Mordock
Fleishman-Hillard
(213) 489-8271